Exhibit 5(a)

        INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT



                                   ________________, 1999



Maxus Asset Management Inc.
The Tower at Erieview - 36th Floor
1301 East Ninth Street
Cleveland, OH 44114

Dear Sirs:

     OTI Trust, an Ohio business trust (the "Trust"), herewith confirms its agreement with you ("MAM") as follows:

     The Trust desires to employ its capital by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Prospectus as from time to time in effect, copies of which have been or will be submitted to MAM, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. The Trust desires to employ MAM to act as the investment adviser and administrator for its investment portfolio OTI Special Opportunities Fund and such other investment portfolios as the Trust may from time to time create (individually, a "Fund" or collectively, the "Funds").

     Subject to the supervision and approval of the Board of Trustees, MAM will provide investment management of each Fund's portfolio in accordance with each Fund's investment objective and policies as stated in its most recent Prospectus delivered to MAM, upon which MAM shall be entitled to rely. In connection therewith, MAM will provide investment research and supervision of each Fund's investments and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. MAM will furnish to the Trust such statistical information with respect to the investments which each Fund may hold or contemplate purchasing as the Trust may reasonably request. The Board wishes to be kept in touch with important developments materially affecting its portfolio and shall expect MAM, on its own initiative, to furnish to the Board from time to time such information as MAM may believe appropriate for this purpose.

     In providing investment management services to the Trust, MAM shall give primary consideration to securing the most favorable price and efficient execution. In so doing, MAM may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of MAM may be a party. The Trust recognizes that it is desirable that MAM have access to supplemental investment and market research and security and economic analyses provided by brokers and that such brokers may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, MAM is authorized to pay higher brokerage commissions for the purchase and sale of securities for each Fund to brokers who provide such research and analyses, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to MAM in connection with its services to other clients.

     On occasions when MAM deems the purchase or sale of a security to be in the best interest of each Fund as well as other clients, MAM, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by MAM in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

     MAM shall provide the Trust with such office facilities and clerical and administrative services necessary to manage the business affairs of the Trust. In addition, MAM will prepare and file various returns, reports and registrations required by Federal and state law and respond to shareholder communications. Subject to the direction of the Board of Trustees, MAM shall be responsible for the overall management of the business affairs of the Trust.

     MAM shall exercise its best judgment in rendering to the Trust the services described above and the Trust agrees as an inducement to MAM's undertaking the same that MAM shall not be liable hereunder for any mistake of judgment or in any other event whatsoever, provided that nothing herein shall be deemed to protect or purport to protect MAM against any liability to the Trust or to its security holders to which MAM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of MAM's reckless disregard of its obligations and duties hereunder.

     MAM shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of MAM shall be deemed to include persons employed or otherwise retained by MAM to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as MAM may desire. MAM shall, as agent for the Trust, maintain the Trust's records and books of account (other than those maintained by the Fund's transfer agent, registrar, custodian and other agencies), including records of portfolio transactions. All such books and records so maintained shall be the property of each Fund and, upon request therefore, MAM shall surrender to such Fund such of the books and records so requested.

     MAM shall bear the cost of rendering the investment management, supervisory and administrative services to be performed by it under this Agreement, and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Trust who are employees of MAM, and provide such office space, facilities and equipment, such clerical help and accounting, data processing, bookkeeping and internal auditing services as the Trust shall reasonably require in the conduct of its business and the cost of telephone service, heat, light, power and other utilities provided to the Trust. The Trust shall bear all other expenses to be incurred in the operation of the Trust, including charges and expenses of any registrar, custodian, stock transfer and dividend disbursing agent; brokerage commissions; taxes; engraving and printing stock certificates, if any; registration costs of the Trust and its shares under Federal and state securities laws; the cost and expense of printing, including typesetting, and distributing prospectuses of the Trust and supplements thereto to the Trust's shareholders; all expenses of shareholders' and trustees' meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of trustees' or members of any advisory board or committee who are not employees of MAM or any corporate affiliate of MAM; all expenses incident to any dividend, withdrawal or redemption options; charges and expenses of any outside service used for pricing of each Fund's portfolio securities; fees and expenses of legal counsel, including counsel to the trustees who are not interested persons of the Trust or of MAM and independent accountants; membership dues of industry associations; interest on Fund borrowings; postage; liability insurance premiums on property or personnel (including officers and trustees) of the Trust which inure to their benefit; and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification relating thereto).

     In consideration of services rendered pursuant to this Agreement, the Trust will pay MAM on the first business day of each month a fee at the annual rate of one percent (1%) of the average value of each Fund's daily net assets. Net asset value shall be computed at least once each business day. The fee for the period from the date the initial registration statement of the Fund is declared effective by the Securities and Exchange Commission to the end of the month during which such initial registration shall have been declared effective by the Securities and Exchange Commission shall be prorated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, such fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to MAM, the value of each Fund's net assets shall be computed in the manner specified in such Fund's Prospectus for the computation of the value of such net assets.

     The Trust understands that MAM now acts and will continue to act as investment adviser to various fiduciary or other managed accounts, and the Trust has no objection to MAM's so acting. In addition, it is understood that the persons employed by MAM to assist in the performance of its duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of MAM or any affiliate of MAM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     The Trust understands that MAM now acts and may in the future act as investment adviser to one or more other investment companies, and the Trust has no objection to MAM's so acting, provided that when two or more companies managed by MAM have available funds for investment in money market instruments, available money market investments will be allocated in accordance with a formula believed to be equitable to each company. It is recognized that in some cases this procedure may adversely affect the size of the position obtainable for the Funds.

     MAM shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of MAM who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to, or acting solely for, the Fund and not as an officer, partner, employee, or agent or one under the control or direction of MAM even though paid by it.

     This Agreement shall become effective on the date hereof and shall continue in force for a period of two (2) years and from year to year thereafter, provided such continuance is specifically approved at least annually by (i) the Board of Trustees or (ii) as to any Fund, by a vote of a majority (as defined in the Investment Company Act of 1940, as amended) of such Fund's outstanding voting securities; provided that in either event the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, at any time by (i) the Board of Trustees on 60 days written notice to MAM or (ii) as to any Fund, by vote of holders of a majority of such Fund's shares on 60 days written notice to MAM or by (iii) MAM. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

     Neither the Trustees, shareholders, officers, employees or agents of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, any obligations of the Trust hereunder, and MAM shall look solely to the property of the Trust for the satisfaction of any claim hereunder.

     If the foregoing is in accordance with your understanding, kindly so indicate by signing and returning to us the enclosed copy hereof.

                                   Very truly yours,

                                    OTI TRUST


                                   By:__________________________________
Accepted:                             Richard A. Barone, Chairman

MAXUS ASSET MANAGEMENT INC.


By:______________________________